EXECUTIVE DEPARTURE AGREEMENT

Integer Holdings Corporation (the “Company”) and Thomas J. Hook (“Executive”) enter into this Executive Departure Agreement (this “Agreement”) on March 25, 2017. This Agreement refers to, and, to the extent necessary to carry out the provisions of this Agreement, supersedes, the provisions of the Employment Agreement, dated August 5, 2016, between the Company and Executive (the “Employment Agreement”). Section references contained herein are references to sections of the Employment Agreement.

In consideration of the covenants and agreements contained in this Agreement, the Company and Executive agree as follows:

1.
As of the date hereof, Executive ceases to be the President and Chief Executive Officer of the Company and shall resign from all positions he holds with the Company and its subsidiaries. Effective as of the date of the Company’s 2017 Annual Meeting of Stockholders (the “Meeting Date”), Executive will cease to be employed by the Company and will cease to serve as a Director of the Company.

2.
The Company will provide Executive with (i) the compensation set forth in Section 3.1, the other benefits set forth in Section 3.3 and expense reimbursement in accordance with Section 4 through the Meeting Date, and (ii) the payments and benefits on the basis of a termination of employment occurring on the Meeting Date pursuant to Section 6.2 of the Employment Agreement. The foregoing fully satisfies any obligations the Company may have to Executive under the Employment Agreement or otherwise in connection with the removal of Executive from the offices of President and Chief Executive Officer and with the termination of Executive’s employment.

3.	The Company and Executive agree that Section 8.1 and Section 8.2 of the Employment Agreement shall apply to Executive.

Agreed and Acknowledged:

Integer Holdings Corporation

____/s/ Bill R. Sanford________        __/s/ Thomas J. Hook_______
By: Bill R. Sanford        Thomas J. Hook
Its: Chairman